UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2005

SONIC AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13395	56-201079
(Commission File Number)	(IRS Employer Identification No.)

5401 E. Independence Boulevard, Charlotte, North Carolina	28212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 566-2400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 10, 2005, the Compensation Committee of the Board of Directors of Sonic Automotive, Inc. (“Sonic”) awarded cash bonuses to Sonic’s executive officers. The material terms of the cash bonuses awarded to Sonic’s five most-highly compensated executive officers (the “named executive officers”) are set forth below.

The Compensation Committee evaluated the performance of the named executive officers for the year ending December 31, 2004. Based on Sonic’s performance against pre-determined, objective, performance-based targets, the Compensation Committee authorized cash bonuses for 2004 under Sonic’s Incentive Compensation Plan as follows: O. Bruton Smith, Chairman and Chief Executive Officer, $295,313; B. Scott Smith, Vice Chairman and Chief Strategic Officer, $150,000; Jeffrey C. Rachor, President and Chief Operating Officer, $150,000; E. Lee Wyatt, Jr., Executive Vice President, Chief Financial Officer and Treasurer, $102,750; and Mark J. Iuppenlatz, Executive Vice President of Corporate Development, $96,000.

After giving consideration to certain one-time charges incurred by Sonic during 2004 that had the effect of preventing the named executive officers from achieving one of the specified pre-determined targets established for 2004 performance under the Incentive Compensation Plan, the Compensation Committee awarded discretionary cash bonuses to the named executive officers in the following amounts: O. Bruton Smith, $459,375; B. Scott Smith, $140,000; Jeffrey C. Rachor, $140,000; E. Lee Wyatt, Jr., $159,833; and Mark J. Iuppenlatz, $149,333. These payments were based on the pre-determined minimum bonus amounts that each of the named executive officers would have received if the specific pre-determined 2004 performance target established by the Compensation Committee had been achieved.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC AUTOMOTIVE, INC.

By:	/s/ Stephen K. Coss
Stephen K. Coss
Senior Vice President and General Counsel

Dated: February 16, 2005

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